Exhibit 10.1

THE GEO GROUP, INC.

SENIOR MANAGEMENT PERFORMANCE AWARD PLAN

1.	PURPOSE

The purpose of this Plan is to attract, retain, and motivate designated key employees of the Company by providing performance-based cash awards. The Company believes such awards create a strong incentive for the key employees participating in the Plan to expend maximum effort for the growth and success of the Company. This Plan is effective for fiscal years of the Company commencing on or after January 1, 2005 subject to shareholder approval in accordance with applicable law.

2.	DEFINITIONS

Unless the context otherwise requires, for purposes of this Plan, the terms below shall have the following meanings:

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

(c)	“Code Section 162(m) Exception” shall mean the exception for performance based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

(d)	“Company” shall mean The GEO Group, Inc. and any successor by merger, consolidation or otherwise.

(e)	“Committee” shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board to administer this Plan; it is intended that all of the members of any such Committee shall satisfy the requirements to be outside directors, as defined under Code Section 162(m).

(f)	“Discretionary Adjustment” shall have the meaning set forth in Section 5.3.

(g)	“Net-Income-After-Tax” means net income of the Company, after all federal, state and local taxes. For purposes of determining Net-Income-After-Tax, extraordinary items and changes in accounting principals, as defined by United States generally accepted accounting principles, shall be disregarded. Extraordinary items shall include, but are not limited to, items of unusual and infrequent nature (i.e., loss incurred in the early extinguishment of debt). Changes in accounting principles shall include, but are not limited to, those that occur as a result of new pronouncements or requirements issued by accounting authorities including, but not limited to, the Securities Exchange Commission and the Financial Accounting Standards Board. Non-recurring and unusual items not included or planned for in the Company’s annual budget may be excluded from Net-Income-After-Tax in the sole and absolute discretion of the Committee.

(h)	“Participant” shall mean an executive employee of the Company eligible to receive a Performance Award in accordance with this Plan. The executive employees of the Company eligible to participate in the Plan are listed in Section 4 hereof:

(i)	“Performance Award” shall mean the amount paid or payable under Section 5 hereof.

(j)	“Performance Goals” shall mean the objective performance goals, formulas and standards described in Section 6 hereof.

(k)	“Plan” shall mean this Senior Management Performance Plan of the Company.

(l)	“Plan Year” shall mean a fiscal year of the Company from January 1st to December 31st.

(m)	“Pro Rata” shall mean a portion of a Performance Award based on the number of days worked during a Plan Year as compared to the total number of days in the Plan Year.

(n)	“Revenue” shall mean gross revenues of the Company.

(o)	“Target Performance Award” shall mean the targeted Performance Award, expressed as a percentage of base salary in effect on December 31 of the Plan Year as set forth in Section 4 hereof.

3.	GOVERNANCE

The Plan shall be governed by the Committee. The Committee shall have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) determine the timing and form of amounts to be paid out under the Plan and the conditions for payment thereof; (iii) certify attainment of Performance Goals and other material terms; (iv) reduce Performance Awards as provided herein; (v) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (vi) adopt, amend and rescind rules and regulations relating to the Plan; and (vii) make all other determinations and take all other actions necessary or desirable for the Plan’s administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect. Notwithstanding anything to the contrary, the Plan shall be administered on a day-to-day basis by the Chief Executive Officer and the Vice President of Human Resources of the Company.

Decisions of the Committee shall be made by a majority of its members. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive, and binding upon all parties. The Committee may rely on information and consider recommendations provided by the Board or the executive officers of the Company.

4.	ELIGIBLE PARTICIPANTS; TARGET PERFORMANCE AWARD

The eligible Participants and the Target Performance Awards for such Participants are as follows:

Target Performance Awards
Positions	(% of Salary)
Chief Executive Officer	150%
President	120%
Chief Financial Officer	50%
Sr. Vice Presidents	45%

5.	PERFORMANCE GOALS AND PERFORMANCE AWARDS

5.1	PERFORMANCE GOALS. The Performance Goals shall be the budgeted Net-Income-After-Tax and Revenue for the subject Plan Year, which shall be weighted as follows:

Net-Income-After-Tax	—	65%
Revenue	—	35%

5.2	PERFORMANCE AWARDS. Subject to compliance with Section 5.4 herein, each Participant shall be eligible to receive a Performance Award based on the Company’s financial performance for Revenue and Net-Income-After-Tax during the Plan Year. Participants’

Performance Awards will be calculated in accordance with the following chart:

	Percentage of Budgeted	Percentage Applied to
	Fiscal Year Performance	Relative Weighting of
	Goals Achieved for	Revenue
Financial Performance	Revenue and for	and
Achieved	Net-Income-After-Tax	Net-Income-After-Tax
Below Threshold	Less than 80%	0%
Minimum	80%	50%
Target	100%	100%
Maximum	120% or more	150%

Example A — Budget Performance

			Percentage
			Actual		Weighted	Target	Actual
Target	Budget	Actual	to Budget	Factor	Percentage	Weighting	Weighting
Revenue	$100.00	$100.00	100%	2.5	100%	35%	35%
Net Income	$10.00	$10.00	100%	2.5	100%	65%	65%
Total multiplier applied to individual target							100%

Example B — 105% Target Payout

			Percentage
			Actual		Weighted	Target	Actual
Target	Budget	Actual	to Budget	Factor	Percentage	Weighting	Weighting
Revenue	$100.00	$102.00	102%	2.5	105%	35%	36.8%
Net Income	$10.00	$10.20	102%	2.5	105%	65%	68.2%
Total multiplier applied to individual target percentage							105%

Example C — 95% Target Payout

			Percentage
			Actual		Weighted	Target	Actual
Target	Budget	Actual	to Budget	Factor	Percentage	Weighting	Weighting
Revenue	$100.00	$98.00	98%	2.5	95%	35%	33.3%
Net Income	$10.00	$9.80	98%	2.5	95%	65%	61.7%
Total multiplier applied to individual target percentage							95%

Following final calculations of the Company’s Financial Performance during the relevant Plan Year, data shall be presented to the Chief Executive Officer which shall set forth the Participants’ Performance Awards and the award payouts in accordance with the Senior Management Performance Award Plan. The Chief Executive Officer shall review the data for all Participants, apply any Discretionary Adjustments applicable pursuant to Section 5.3, and then prepare final recommendations for the Committee.

5.3	DISCRETIONARY ADJUSTMENT. For Participants other than the Chief Executive Officer and the President, the Chief Executive Officer may recommend a discretionary increase (the “Discretionary Adjustment”) to a Participant’s Performance Award of up to 50% of the Performance Award calculated in accordance with the provisions of Sections 5.1 and 5.2, subject to review and approval by the Committee. The Chief Executive Officer and the President shall not be eligible to receive a discretionary adjustment pursuant to this Section 5.3.

5.4	FORM AND TIMING OF PAYMENT; COMMITTEE CERTIFICATION. The Performance Awards will be paid in cash to the Participants who are to receive such payments as soon as practicable after the award amounts are approved and certified in writing by the Committee.

6.	CHANGE IN STATUS

In the event that a Participant’s status changes during the Plan Year, whether due to a promotion, demotion or lateral move, the Participant shall be entitled to a Pro Rata portion of the Target Performance Award for which he/she was eligible under this Plan, subject to the terms of Section 5.4, based upon the length of time the Participant served in the eligible position.

7.	TERMINATION OF EMPLOYMENT

In the event that a Participant voluntarily terminates employment (except in the case of the Chief Executive Officer or President for “Good Cause” as defined in their employment agreements) or is terminated by the Company for cause (as defined under such Participant’s employment agreement with the Company), any Performance Award for the Plan Year in which the termination occurs will be forfeited. In the event of the death or disability of a Participant, such Participant or such Participant’s estate, as applicable, shall be entitled to receive his or her Pro Rata portion of the Target Performance Award for the Plan Year with respect to which the death or disability occurred. For any Participant who retires from employment with the Company upon or following the earliest retirement age established for such Participant in a Company agreement or retirement plan, the Participant shall be entitled to a Pro Rata portion of the Target Performance Award for which he/she was eligible under this Plan, subject to the terms of Section 5.4, based upon the length of time the Participant served in the eligible position prior to his/her retirement from employment with the Company.

8.	NON-ASSIGNABILITY

No Performance Award under this Plan or payment thereof, nor any right or benefit under this Plan, shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9.	NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any Participant.

10.	AMENDMENT OR TERMINATION

The Board reserves the right, in its sole discretion, to amend, modify, suspend, discontinue, or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, however, that:

(i)	no such amendment shall, without the prior approval of the stockholders of the Company in accordance with applicable law to the extent required under Code Section 162(m),

(a)	alter the Performance Goals as set forth in Section 5.1;

(b)	increase the maximum amounts set forth in Section 5.2 and Section 5.3;

(c)	change the class of eligible employees set forth in Section 4; or

(d)	implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of the Code Section 162(m) Exception;

(ii)	no amendment, suspension, or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of a Performance Award for a Plan Year otherwise payable hereunder; and

(iii)	in the event of any conflict between the terms of this Plan and the terms of any employment, compensation or similar agreement between the Company and a Participant, the terms of the employment, compensation or similar agreement between the Company and the Participant shall prevail.

11.	SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.	WITHHOLDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan.

13.	GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable principles of conflict of laws).